Exhibit 99.1

KALA BIO Reports Second Quarter 2024 Financial Results and Provides Corporate Update

-- Closed $12.5 million private placement financing led by SR One with participation from ADAR1 Capital Management and another life sciences-focused investor –

-- Cash resources of $54.2 million as of June 30, 2024, together with anticipated funding remaining from CIRM award, expected to fund operations into 4Q 2025 –

-- Topline data from Phase 2b CHASE trial of KPI-012 for PCED targeted in Q1 2025 –

ARLINGTON, Mass., August 6, 2024 – KALA BIO, Inc. (NASDAQ:KALA), a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the eye, today reported financial results for the second quarter ended June 30, 2024 and provided a corporate update.

"Following the completion of a $12.5 million private placement financing this quarter, we are entering the second half of this year well-positioned to advance our lead candidate, KP1-012, toward a late-stage clinical readout and explore the broad potential of our MSC-S platform to produce innovative therapies for rare and severe eye diseases," said Mark Iwicki, Chair and Chief Executive Officer of KALA BIO. “We are targeting topline results from the Phase 2b CHASE trial evaluating KPI-012 for the treatment of Persistent Corneal Epithelial Defect (PCED) in the first quarter of 2025. If successful, this trial could serve as the first of two pivotal trials required to support a BLA submission. We are working diligently to progress the clinical development of KPI-012, which could be the first treatment option to address all underlying etiologies of PCED and has the potential to significantly improve patient outcomes and quality of life.”

Mr. Iwicki continued, “We believe KPI-012 represents an exciting pipeline-in-a-product opportunity to address multiple severe corneal diseases by targeting their underlying causes with a generally well-tolerated and easily administered therapy. Our clinical progress in PCED will support further exploration of KPI-012 in additional indications such as Limbal Stem Cell Deficiency (LSCD) and other corneal diseases. We are also evaluating our second asset, KPI-014, for the treatment of rare, inherited retinal diseases including Retinitis Pigmentosa and Stargardt Disease. We aim to fully realize the potential of our MSC-S platform technology and establish KALA as a leader in the emerging field of mesenchymal stem cell secretome therapy.”

Second Quarter and Recent Business Highlights:

KALA is advancing an innovative pipeline based on its proprietary mesenchymal stem cell secretome (MSC-S) platform. KALA believes the multifactorial mechanism of action of its MSC-S platform technology may enable it to generate product candidates for a range of ocular orphan diseases and is evaluating the potential development of this technology for multiple rare, front- and back-of-the-eye diseases.

KALA’s lead product candidate, KPI-012 contains growth factors, protease inhibitors, matrix proteins and neurotrophic factors to potentially correct the impaired corneal healing that is an underlying etiology of multiple severe ocular diseases.

KALA is initially developing KPI-012 for the treatment of PCED, a persistent, non-healing corneal defect or wound that is refractory to conventional treatments which, if left untreated, can lead to significant complications, including infection, corneal perforation/scarring and vision loss. PCED has an estimated incidence of approximately 100,000 patients in the U.S., representing a potentially sizeable market opportunity as there are currently no U.S. Food and Drug Administration (FDA)-approved prescription products with a broad indication for all underlying etiologies of PCED.

●	KALA continues to enroll patients in the CHASE (Corneal Healing After SEcretome therapy) Phase 2b clinical trial evaluating KPI-012 for the treatment of PCED and plans to report topline data in the first quarter of 2025.

Contingent on positive results and subject to discussion with regulatory authorities, the Company believes the CHASE Phase 2b trial could potentially serve as the first of two pivotal studies required to support the submission of a Biologics License Application (BLA) to the FDA.
●	KALA is also exploring the potential of KPI-012 for additional rare, front-of-the-eye diseases, including LSCD and other corneal diseases. LSCD is characterized by the loss or deficiency of limbal epithelial stem cells, which can result in recurrent epithelial breakdown, neovascularization, conjunctivalization, inflammation and other sequalae that can lead to significant symptomology and a loss of corneal clarity and vision impairment. Like PCED, LSCD represents a potentially substantial market opportunity, with an estimated incidence of 100,000 patients in the U.S.

KPI-014, KALA’s preclinical program to evaluate the utility of its MSC-S platform for inherited retinal degenerative diseases, contains neurotrophic factors, growth factors, anti-inflammatory or immune-modulatory factors and antioxidant inhibitors with the potential to protect and preserve retinal cell function. Secretomes have demonstrated a neuroprotective effect in both in vitro and in vivo models of retinal degeneration. KALA believes KPI-014 could offer a gene-agnostic approach for the treatment of rare inherited retinal diseases and has initiated preclinical studies to evaluate the utility of KPI-014 for conditions such as Retinitis Pigmentosa and Stargardt Disease.

Corporate Updates:

In June 2024, KALA closed a private placement financing, raising aggregate gross proceeds of $12.5 million. The financing was led by SR One with participation from ADAR1 Capital Management and another life sciences-focused investor. In the private placement, KALA sold an aggregate of 1,197,314 shares of its common stock at a price of $5.85 per share and 9,393 shares of its Series H Preferred Stock at a price of $585.00 per share. Aggregate net proceeds raised in the private placement were $12.3 million.

Financial Results:

Cash Position: As of June 30, 2024, KALA had cash and cash equivalents of $54.2 million, compared to $48.5 million as of March 31, 2024. This increase reflects gross proceeds of $12.5 million received from KALA’s June 2024 private placement financing, partially offset by cash used in operations. Based on its current plans, KALA anticipates that its cash resources as of June 30, 2024, together with the $3.2 million of funds received under the CIRM Award in August 2024 and anticipated additional funding under the CIRM award, will enable it to fund operations into the fourth quarter of 2025.

Financial Results for the Three Months Ended June 30, 2024:

●	G&A Expenses: For the quarter ended June 30, 2024, general and administrative (G&A) expenses were $4.3 million, compared to $5.0 million for the same period in 2023. The decrease was primarily due to a decrease in administrative and professional service fees.
●	R&D Expenses: For the quarter ended June 30, 2024, research and development (R&D) expenses were $5.3 million, compared to $4.3 million for the same period in 2023. The increase was primarily due to an increase in KPI-012 development costs and employee-related costs.
●	(Gain)/Loss on Fair Value Remeasurement of Contingent Consideration: For the quarter ended June 30, 2024, the gain on fair value remeasurement of contingent consideration, in connection with the acquisition of Combangio, was less than $0.1 million, compared to a loss of $0.4 million for the same period in 2023. The decrease was primarily due to changes in discount rates, changes in the expected timing and probability of payment and the passage of time.
●	Operating Loss: For the quarter ended June 30, 2024, loss from operations was $9.6 million, compared to $9.6 million for the same period in 2023.
●	Net Loss: For the quarter ended June 30, 2024, net loss was $9.6 million, or $3.16 per share, compared to a net loss of $10.4 million, or $4.36 per share, for the same period in 2023. The weighted average number of shares used to calculate net loss per share was 3.0 million for the quarter ended June 30, 2024 and 2.4 million for the quarter ended June 30, 2023.

Financial Results for the Six Months Ended June 30, 2024:

●	G&A Expenses: For the six months ended June 30, 2024, G&A expenses were $9.7 million, compared to $11.0 million for the same period in 2023. The decrease was primarily due to a decrease in administrative and professional service fees and employee-related costs, partially offset by an increase in stock-based compensation costs.
●	R&D Expenses: For the six months ended June 30, 2024, R&D expenses were $11.7 million, compared to $8.3 million for the same period in 2023. The increase was primarily related to an increase in KPI-012 development costs, as we advance the clinical development of KPI-012, an increase in employee-related costs and an increase in other research and development costs.
●	Gain on Fair Value Remeasurement of Deferred Purchase Consideration: For the six months ended June 30, 2024, there was no gain on fair value remeasurement of deferred purchase consideration due to the final settlement of the liability in March 2023. For the six months ended June 30, 2023, the gain on fair value remeasurement of deferred purchase consideration was $0.2 million.
●	Loss on Fair Value Remeasurement of Contingent Consideration: For the six months ended June 30, 2024, the loss on fair value remeasurement of contingent consideration, in connection with the acquisition of Combangio, was $0.1 million, compared to a loss of $2.2 million for the same period in 2023. The decrease was primarily due to changes in discount rates, changes in the expected timing and probability of payment and the passage of time.
●	Operating Loss: For the six months ended June 30, 2024, loss from operations was $21.5 million, compared to a loss of $21.3 million for the same period in 2023.
●	Net Loss: For the six months ended June 30, 2024, net loss was $21.4 million, or $7.32 per share, compared to a net loss of $24.9 million, or $11.15 per share, for the same period in 2023. The weighted average number of shares used to calculate net loss per share was 2.9 million for the six months ended June 30, 2024 and 2.2 million for the six months ended June 30, 2023.

About KALA BIO, Inc.

KALA is a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the eye. KALA’s biologics-based investigational therapies utilize KALA’s proprietary mesenchymal stem cell secretome (MSC-S) platform. KALA’s lead product candidate, KPI-012, is a human MSC-S, which contains numerous human-derived biofactors, such as growth factors, protease inhibitors, matrix proteins and neurotrophic factors that can potentially correct the impaired corneal healing that is an underlying etiology of multiple severe ocular diseases. KPI-012 is currently in clinical development for the treatment of persistent corneal epithelial defect (PCED), a rare disease of impaired corneal healing, for which it has received Orphan Drug and Fast Track designations from the U.S. Food and Drug Administration. KALA is also targeting the potential development of KPI-012 for the treatment of Limbal Stem Cell Deficiency and other rare corneal diseases that threaten vision and has initiated preclinical studies to evaluate the potential utility of its MSC-S platform for retinal degenerative diseases, such as Retinitis Pigmentosa and Stargardt Disease. For more information on KALA, please visit www.kalarx.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Any statements in this press release about KALA’s future expectations, plans and prospects, including but not limited to statements about KALA’s expectations with respect to potential advantages of KPI-012 and its MSC-S platform; the clinical utility of KPI-012 for PCED; anticipated timelines to report topline data for the CHASE Phase 2b clinical trial of KPI-012; KALA’s belief that the Chase Phase 2b trial could serve as the first of two pivotal trials required to support the submission of a BLA to the FDA; KALA’s plans to pursue research and development of KPI-012 and its MSC-S platform for other indications; expectations about the potential benefits and future operation of the CIRM award; KALA’s ability to achieve the specified milestones and obtain the full funding under the CIRM award; the sufficiency of KALA’s existing cash resources for the period anticipated; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: KALA’s ability to comply with the requirements under the CIRM award; uncertainties inherent in the initiation and conduct of preclinical studies and clinical trials; uncertainties regarding availability and timing of data from clinical trials; whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials; whether results of the Phase 1b clinical trial of KPI-012 will be indicative of results for any future clinical trials and studies of KPI-012, including the CHASE Phase 2b clinical trial; whether interim data from a clinical trial will be predictive of the results of the trial; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; KALA’s ability to retain and hire key personnel; KALA’s ability to comply with the covenants under its loan agreement, including the requirement that its common stock continue to be listed on The Nasdaq Stock Market; the sufficiency of cash resources and need for additional financing and other important factors, any of which could cause KALA’s actual results to differ from those contained in the forward-looking statements, discussed in the “Risk Factors” section of KALA’s Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and other filings KALA makes with the Securities and Exchange Commission. These forward-looking statements represent KALA’s views as of the date of this press release and should not be relied upon as representing KALA’s views as of any date subsequent to the date hereof. KALA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables:

KALA BIO, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2024	2023
Cash and cash equivalents	$54,197	$50,895

Total assets	61,606	55,949
Working capital (1)	39,663	44,524
Current portion of long-term debt	11,985	—
Long‑term debt, net of discounts	22,832	34,190
Other long‑term liabilities	5,867	5,909
Total stockholders’ equity	13,717	7,504

(1) The Company defines working capital as current assets less current liabilities. See the Company’s consolidated financial statements for further information regarding its current assets and current liabilities.

KALA BIO, Inc.

Consolidated Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Costs and expenses:
General and administrative	$4,317	$4,962	$9,739	$10,992
Research and development	5,317	4,278	11,668	8,314
Gain on fair value remeasurement of deferred purchase consideration	—	—	—	(230)
(Gain) loss on fair value remeasurement of contingent consideration	(29)	359	129	2,206
Total costs and expenses	9,605	9,599	21,536	21,282
Loss from operations	(9,605)	(9,599)	(21,536)	(21,282)
Other income (expense):
Interest income	504	718	1,008	1,393
Interest expense	(1,458)	(1,413)	(2,913)	(2,887)
Grant income	980	—	2,055	—
Other expense, net	—	(119)	—	(2,092)
Total other income (expense)	26	(814)	150	(3,586)
Net loss	$(9,579)	$(10,413)	$(21,386)	$(24,868)
Net loss per share attributable to common stockholders - basic and diluted	$(3.16)	$(4.36)	$(7.32)	$(11.15)
Weighted average shares outstanding-basic and diluted	3,030,213	2,387,793	2,921,712	2,229,370

Investor Contact:

Taylor Steiner
taylor.steiner@precisionaq.com
212-362-1200